Exhibit 2.1

TERRA SECURED INCOME FUND 5, LLC

TERRA SECURED INCOME FUND MERGER SUB, LLC

AND

TERRA SECURED INCOME FUND, LLC

AGREEMENT AND PLAN OF MERGER

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Section 6.03.	Notices	14

Section 6.04.	No Assignment	14

Section 6.05.	Governing Law	14

Section 6.06.	Multiple Counterparts	14

Section 6.07.	Further Assurances	15

Section 6.08.	Miscellaneous	15

Section 6.09.	Invalid Provisions	15

Section 6.10.	Attorneys' Fees	15

Section 6.11.	Waiver of Jury Trial	15

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THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of January 1, 2016, by and among TERRA SECURED INCOME FUND 5, LLC, a Delaware limited liability company (the "Combined Company"), TERRA SECURED INCOME FUND MERGER SUB, LLC, a Delaware limited liability company and a wholly owned subsidiary of Combined Company (the "Merger Sub"), Terra Secured Income Fund, LLC, a Delaware limited liability company (the "Terra Fund"), and Terra Capital Advisors, LLC, a Delaware limited liability company and the manager of the Terra Fund (in such capacity, the "Terra Fund Manager") and the Combined Company (in such capacity, the "Manager").

W I T N E S S E T H:

WHEREAS , the parties to this Agreement intend that, on the terms and subject to the conditions set forth in this Agreement, the Terra Fund be merged with Merger Sub, with the Terra Fund being the surviving limited liability company in the merger (the "Merger");

WHEREAS, the value of the consideration (the "Merger Consideration") to be paid to the unitholders of the Terra Fund (the "Terra Fund Unitholders") shall equal the Exchange Value of such Terra Fund to be issued as set forth on Exhibit A to this Agreement;

WHEREAS, in the Merger, the Merger Consideration shall be paid to the Terra Fund Unitholders, as hereinafter provided, either through the issuance of regular units in the Combined Company ("Continuing Income Units") or termination units in the Combined Company ("Termination Units"), which Continuing Income Units or Termination Units shall be valued at the Exchange Value per unit of the Combined Company (or $43,410 per unit), or through the payment of cash;

WHEREAS, only Terra Fund Unitholders that the Manager has established it has a reasonable basis to believe qualify as "accredited investors" under Rule 501(a) of Regulation D under the Securities Act ("AI Terra Fund Unitholders") are eligible to receive Continuing Income Units or Termination Units in the Merger;

WHEREAS, the Terra Fund Manager has (a) determined that it is in the best interests of the Terra Fund, and declared it advisable, to enter into this Agreement; (b) directed that the Merger be submitted to the Terra Fund Unitholders for their consideration and approval; and (c) consented to, on the terms and subject to the conditions set forth in this Agreement, the Merger and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the Terra Fund Unitholders representing a majority of the outstanding Terra Funds Units (as herein defined) have approved the Merger and the transactions contemplated hereby;

WHEREAS, the Terra Fund Manager has been authorized to approve any amendments to the operating agreement of the Terra Fund that the Terra Fund Manager in its sole discretion determines are useful or required in furtherance of the Merger;

WHEREAS, the Combined Company as sole member of Merger Sub has approved, and the Manager, as manager of the Combined Company, has consented to, on the terms and subject to the conditions set forth in this Agreement, the Merger, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the member's representing a majority of the Continuing Income Units in the Combined Company have approved the Merger and the transactions contemplated hereby; and

WHEREAS, each of the parties hereto has been advised by the other parties and acknowledges that such other parties would not be entering into this Agreement without the representations, warranties and covenants which are being made and agreed to herein by each party hereto and that such parties are entering into this Agreement in reliance on such representations, warranties and other covenants;

NOW, THEREFORE, in consideration for the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. The following terms as used in this Agreement shall have the meanings attributed to them as set forth below. Other capitalized terms used herein shall, unless the context otherwise requires, have the meanings assigned to such terms herein.

"Act" has the meaning set forth in Section 2.01.

"Agreement" has the meaning set forth in the preamble.

"AI Terra Fund Unitholder" has the meaning set forth in the recitals.

"Authority" means a governmental body or agency having jurisdiction over a Terra Fund, the Combined Company or Merger Sub, as applicable.

"Benefit Plan Investor" is a Plan that is subject to Title I of ERISA or Section 4975 of the Code and any entity whose underlying assets are deemed to include the assets of a Plan by reason of a Plan's investment in the entity, as determined for purposes of ERISA and the Plan Assets Regulation, or otherwise.

"Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law to close.

"Closing" and "Closing Date" have the meanings set forth in Section 2.02.

"Code" means the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequently enacted federal revenue laws.

"Combined Company" has the meaning set forth in the preamble.

"Combined Company Material Adverse Effect" means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the Combined Company and its subsidiaries taken together.

"Continuing Income Units" has the meaning set forth in the recitals.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Financial Statements" has the meaning set forth in Section 4.01(e).

"Governmental Authority" means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

"Indemnified Parties" means the Combined Company, Merger Sub and each of their subsidiaries, equity holders, affiliates, directors, officers and employees.

"Indemnifying Party" means the Terra Fund.

"Laws" means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.

"Liabilities" means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

"Liens" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest or any preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement), and any obligations under capital leases having substantially the same economic effect as any of the foregoing.

"Loss" or "Losses" means any and all direct claims, losses, damages, costs, liabilities, fines, penalties and expenses, including, without limitation, any attorney's fees and disbursements, but excluding any contingent, punitive and consequential items.

"Manager" has the meaning set forth in the preamble.

"Memorandum" means the Consent Solicitation and Private Offering Memorandum dated November 13, 2015, together with any supplements thereto adopted prior to the date of this Agreement.

"Merger" has the meaning set forth in the recitals.

"Merger Consideration" has the meaning set forth in the recitals.

"Merger Procedures" means the procedures specified in the Memorandum for determining which Terra Fund Unitholders receive Continuing Income Units, Termination Units or cash in the Merger.

"Merger Sub" has the meaning set forth in the preamble.

"Merger Sub Material Adverse Effect" means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of Merger Sub and its subsidiaries taken together.

"Organizational Documents" means (i) the charter, articles of organization, certificate of formation or certificate of limited partnership for such Person, (ii) the bylaws, operating agreement, limited liability company agreement, or limited partnership agreement for such Person and (iii) any certificate of qualification or foreign entity registration for such Person (together with all supplements, amendments, modifications, consents and waivers related to any of the foregoing).

"Person" means any natural person, corporation, partnership, trust, unincorporated association or other legal entity.

"Plan" means (i) any "employee benefit plan" within the meaning of Section 3(3) of ERISA that is subject to Title I of ERISA and (ii) plans within the meaning of and subject to Section 4975 of the Code.

"Plan Asset Regulation" mean U.S. Department of Labor Regulation 29 C.F.R 2510.3-101 as modified by Section 3(42) of ERISA.

"Proportionate Share" means, for each Terra Fund Unitholder, a percentage determined by dividing the number of Terra Fund Units held by the Terra Fund Unitholder over the Terra Fund Units held by all Terra Fund Unitholders in the Terra Fund as of the Closing Date of the Merger.

"Securities Act" means the Securities Act of 1933, as amended.

"Termination Units" has the meaning set forth in the recitals.

"Terra Fund" has the meaning set forth in the preamble.

"Terra Fund Units" has the meaning set forth in Section 2.03.

"Terra Fund Manager" has the meaning set forth in the preamble.

"Terra Fund Material Adverse Effect" means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of a Terra Fund and its subsidiaries taken together.

"Terra Fund Unitholder" has the meaning set forth in the recitals.

"Treasury Regulations" means the applicable Final, Proposed, and Temporary Treasury Regulations promulgated under the provisions of the Code.

"25% Test" means less than 25% of the value (or any lower threshold determined by the Manager) of either Continuing Income Units or Termination Units (excluding any holdings by a member of the Combined Company (other than a Benefit Plan Investor) or any person that has discretionary authority or control over the assets of the Combined Company or provides investment advice for a fee, and affiliates of such persons) as determined for purposes of the Plan Asset Regulation

Section 1.02. Rules of Application. The definitions in Section 1.01 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes," and "including" shall be deemed to be followed by the phrase "without limitation." The words "herein," "hereof," "hereunder," and similar terms shall refer to this Agreement, unless the context otherwise requires.

ARTICLE II

THE MERGER

Section 2.01. Effect of the Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act (the "Act"), on the Closing Date, (a) the Terra Fund will merge with Merger Sub and (b) the separate existence of Merger Sub will cease and the Terra Fund will continue its existence under the Act as the surviving entity in the Merger. Without limiting the generality of the foregoing, from and after the Closing Date, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Terra Fund and Merger Sub shall vest in the Terra Fund, and all debts, liabilities, obligations, restrictions and duties of the Terra Fund and Merger Sub shall continue to be or shall become the debts, liabilities, obligations, restrictions and duties of the Terra Fund.

Section 2.02. Closing Date. Unless this Agreement is sooner terminated or extended pursuant to its terms or unless otherwise agreed to in writing by the parties hereto, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place take place on the effective date of the Certificate of Merger relating to the Merger, as accepted for record by the Secretary of State of the State of Delaware, or such later date and time as the parties hereto may otherwise agree (the "Closing Date").

Section 2.03. Effect on Terra Fund Units

(a) On the Closing Date, by virtue of the Merger and without any action on the part of Combined Company, Manager, Terra Fund Manager, Merger Sub or the Terra Fund, each outstanding unit in the Terra Fund (the "Terra Fund Unit"), shall be cancelled and retired, shall cease to exist and shall be converted automatically into the right to receive the Merger Consideration payable in respect of such Terra Fund Unit as provided in Section 2.04. Upon consummation of the Merger, each holder of a Terra Fund Unit shall no longer have any rights with respect thereto, except the right to receive such Merger Consideration in accordance with this Agreement.

Section 2.04. Payment of Merger Consideration. On the Closing Date or as soon thereafter as is reasonably practical, Combined Company shall issue and deliver to (A) each AI Terra Fund Unitholder who, in accordance with the Merger Procedures, has elected or is otherwise required to receive Continuing Income Units in the Combined Company in the Merger, a number of Continuing Income Units (or fraction thereof) in the Combined Company equal to such AI Terra Fund Unitholder's Proportionate Share of the Merger Consideration divided by the Exchange Value per unit of the Combined Company, (B) each AI Terra Fund Unitholder who, in accordance with the Merger Procedures, has elected to receive Termination Units in Combined Company in the Merger, a number of Termination Units (or fraction thereof) in the Combined Company equal to such AI Terra Fund Unitholder's Proportionate Share of the Merger Consideration divided by the Exchange Value per unit of the Combined Company, and (C) each other Terra Fund Unitholder, an amount of cash equal to such Terra Fund Unitholder's Proportionate Share of the Merger Consideration; provided, however, in the discretion of the Manager, Terra Fund Units to be exchanged for Continuing Income Units or Termination Units may, notwithstanding anything to the contrary contained herein, be instead converted into cash equal to such Terra Fund Unitholder's Proportionate Share of the Merger Consideration or exchanged for an interest in an economically equivalent side-car or co-investment vehicle, as determined in the discretion of the Manager, in order to ensure investment in the Combined Company by Benefit Plan Investors upon completion of the Merger and the concurrent private placement satisfies the 25% Test.

Section 2.05. Treatment of Manager's interest. On the Closing Date, by virtue of the Merger and without any action on the part of Combined Company, Manager, Terra Fund Manager, Merger Sub or the Terra Fund, the Manager's interest in the Terra Fund will be cancelled and be of no further force of effect.

Section 2.06. Treatment of Equity Interests of Merger Sub. On the Closing Date, by virtue of the Merger and without any action on the part of Combined Company, Manager, Terra Fund Manager, Merger Sub or the Terra Fund, all equity interests in Merger Sub will be cancelled and be of no further force of effect.

Section 2.07. Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time prior to the Closing, as follows:

(a)       by mutual consent of all the parties;

(b)       by the Combined Company, Manager or Merger Sub, if the Closing has not occurred by March 31, 2016;

(c)       by the Combined Company, Manager or Merger Sub if any of the conditions set forth in Section 3.01 have not been satisfied or waived by the Combined Company, Manager and Merger Sub; or

(d)       by the Terra Fund if any of the conditions set forth in Section 3.02 have not been satisfied or waived by the Terra Fund.

If the Combined Company, the Manager, Merger Sub or the Terra Fund elects to terminate this Agreement pursuant to this Section, then the Combined Company, the Manager, Merger Sub or the Terra Fund, as the case may be, shall provide written notice to the other parties of such election and the reason for terminating this Agreement and the termination of this Agreement shall be effective upon the non-issuing parties' receipt of the termination notice.

Section 2.08.  Tax Treatment.

(a)       The Combined Company and the Terra Fund intend, agree and consent to treat the Merger, for U.S. federal income tax purposes, as (i) a purchase by Combined Company of the Terra Fund Units of Terra Fund Unitholders receiving cash in the Merger, followed by (ii) a contribution by the Terra Fund of all of its assets and liabilities to the Combined Company in exchange for Continuing Income Units or Termination Units in a transaction whereby the Terra Fund shall recognize gain, but not loss, for U.S. federal income tax purposes, with any such gain recognized allocated to the AI Terra Fund Unitholders in accordance with the terms of the operating agreement of the Terra Fund, followed immediately thereafter by (iii) a distribution of such Merger Consideration to each such AI Terra Fund Unitholder in liquidation of the Terra Fund within the meaning of Treasury Regulation Section 1.708-1(b)(3), and the Terra Fund and Combined Company shall not maintain a position on its U.S. federal income tax return or otherwise that is inconsistent therewith.

(b)       The Combined Company and the Terra Fund intend, agree and consent, and each Terra Fund Unitholder receiving cash in the Merger, by receiving such cash, also intends, agrees and consents, to treat the merger whereby any Terra Fund Unitholder is receiving cash in the Merger, for U.S. federal income tax purposes, as a taxable sale by such Terra Fund Unitholder of its Terra Fund Unit in exchange for cash within the meaning of Treasury Regulation Section 1.708-1(b)(4) in which gain or loss, if any, shall be recognized, and they shall not maintain a position on its U.S. federal income tax return or otherwise that is inconsistent therewith.

Section 2.09. Officers and Directors. Unless otherwise determined by the Combined Company, the directors and officers, if any, of the Terra Fund in office or position immediately prior to the Closing shall remain in such office or position following the Closing, in each case until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

ARTICLE III

CONDITIONS AND COVENANTS

Section 3.01. Conditions to the Obligations of the Combined Company and Merger Sub. The obligation of the Combined Company and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver by the Combined Company, Manager and Merger Sub of each of the conditions set forth below and the performance by the Terra Fund of its obligations set forth below and elsewhere in this Agreement:

(a)       Accuracy of Representations and Warranties. The representations and warranties of the Terra Fund contained in Section 4.01 shall be true and correct as of the date of this Agreement and the Closing Date; and

(b)       Terra Fund Compliance. The Terra Fund shall have fully complied with all of its obligations hereunder required to be performed on or prior to the Closing Date.

If any of the foregoing conditions have not been satisfied (or waived by the Combined Company and Merger Sub) as of the Closing Date, the Combined Company, Manager and Merger Sub shall have the right, in accordance with Section 2.07, to terminate this Agreement, and, except as expressly set forth elsewhere in this Agreement, no party hereto shall thereafter have any obligation under any provision of this Agreement.

Section 3.02. Conditions to the Obligations of the Terra Fund. The obligation of the Terra Fund to consummate the Merger shall be subject to the performance by the Combined Company and Merger Sub of their obligations set forth below and elsewhere in this Agreement:

(a)       Accuracy of Representations and Warranties. The representations and warranties of the Combined Company and Merger Sub contained in Sections 4.02 and 4.03, respectively, shall be true and correct as of the date of this Agreement and the Closing Date.

Section 3.03. Covenants of the Terra Fund.

(a)       Facilitate the Merger. From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with the terms set forth in Section 2.07, the Terra Fund shall not take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Terra Fund. The Terra Fund hereby represents and warrants to the Combined Company and Merger Sub, as of the date of this

Agreement and the Closing Date (except to the extent that any such representation speaks as of a specific date, in which case only as of such specific date), as follows:

(a)       Existence and Power. The Terra Fund has been duly incorporated and validly exists as a limited liability company under the laws of the State of Delaware. The Terra Fund has all power and authority to enter into this Agreement, and all other documents to be executed and delivered in connection with the transactions that are the subject of this Agreement, and to perform its obligations in connection with the transactions that are the subject of this Agreement.

(b)       Authorization; No Contravention. The execution and delivery of this Agreement by the Terra Fund and the performance of its obligations hereunder have been duly authorized by all requisite corporate action, and all necessary authorizations, consents, approvals, elections and waivers have been obtained as of the Closing Date. This Agreement constitutes the valid, legal and binding obligation of such Terra Fund, enforceable against the Terra Fund in accordance with its terms, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally and principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, or give any Person the right to exercise any remedy under, any contractual obligation, under: (i) any agreement, order or decree to which the Terra Fund is a party or such Person is bound or to which any of such Person's assets are subject, (ii) the Organizational Documents of Terra Fund, or (iii) any law applicable to Terra Fund. Other than the filing of Certificate of Merger in accordance with Section 2.02 hereof, no authorization, approvals or consents from, or registration, declaration or filings with, any lender, partner, member, shareholder, beneficiary, tenant, creditor, investor, Authority or other Person is required in order for the Terra Fund to execute and deliver this Agreement and consummate the transactions contemplated herein.

(c)       No Injunction. The Terra Fund is not subject to any order, writ, judgment, decree, injunction or settlement that could reasonably be expected to prevent or materially delay the Terra Fund from consummating the transactions contemplated by this Agreement.

(d)       No Consents. Except for the filing of the Certificate of Merger in accordance with Section 2.02 hereof and the actions to be taken in connection therewith, and such consents as have been obtained from Terra Fund Unitholders and the Terra Fund Manager, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by Terra Fund in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the Terra Fund from consummating the transactions contemplated by this Agreement or otherwise have a Terra Fund Material Adverse Effect.

(e)       Financial Statements. The consolidated financial statements of the Terra Fund, together with related notes and schedules as of and for the year ended December 31, 2014 and as of and for the nine months ended September 30, 2015 (the "Financial Statements"), present fairly the financial position and the results of operations and cash flows of the Terra Fund, at the indicated dates and for the indicated periods. Such financial statements and related schedules have been prepared in accordance with United States generally accepted accounting principles, consistently applied throughout the periods involved, except as disclosed therein, and all adjustments necessary for a fair presentation of results for such periods have been made. The Terra Fund does not have any material liabilities or obligations, direct or contingent, not disclosed in the Financial Statements.

(f)        Tax Status. The Terra Fund has been classified as a partnership for U.S. federal income tax purposes.

(g)       Non-Foreign Status. The Terra Fund is a "United States person" (as defined in Section 7701(a)(30) of the Code).

Section 4.02. Representations and Warranties of the Combined Company. The Combined Company hereby represents and warrants to the Terra Fund, as of the date of this Agreement and the Closing Date, as follows:

(a)       Existence and Power. The Combined Company has been duly incorporated and validly exists as a limited liability company under the laws of the State of Delaware. The Combined Company has all power and authority to enter into this Agreement and all other documents to be executed and delivered in connection with the transactions that are the subject of this Agreement, and to perform its obligations in connection with the transactions that are the subject of this Agreement.

(b)       Authorization; No Contravention. The execution and delivery of this Agreement by the Combined Company and the performance of its obligations hereunder have been duly authorized by all requisite corporate action, and all necessary authorizations, consents, approvals, elections and waivers have been obtained as of the Closing Date. This Agreement constitutes the valid, legal and binding obligations of the Combined Company, enforceable against the Combined Company in accordance with its terms, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally and principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, or give any Person the right to exercise any remedy under, any contractual obligation, under: (i) any agreement, order or decree to which the Combined Company is a party or such Person is bound or to which any of such Person's assets are subject, (ii) the Organizational Documents of the Combined Company, or (iii) any law applicable to the Combined Company. Other than the filing of the Certificate of Merger in accordance with Section 2.02 hereof and the actions to be taken in connection therewith, no authorization, approvals or consents from, or registration, declaration or filings with, any lender, partner, member, stockholder, beneficiary, tenant, creditor, investor, Authority or other Person is required in order for the Combined Company to execute and deliver this Agreement and consummate the transactions contemplated herein.

(c)       No Consents. Except for the filing of the Certificate of Merger in accordance with Section 2.02 hereof and the actions to be taken in connection therewith, and such consents as have been obtained from holders of Continuing Income Units in the Combined Company and the Manager, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Combined Company in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a Combined Company Material Adverse Effect.

(d)       Continuing Income Units and Termination Units. The Continuing Income Units and Termination Units to be issued hereunder have been duly authorized for issuance and, upon such issuance, will be validly issued, fully paid and nonassessable.

Section 4.03. Representations and Warranties of Merger Sub. Merger Sub hereby represents and warrants to the Terra Fund, as of the date of this Agreement and the Closing Date, as follows:

(a)       Existence and Power. Merger Sub has been duly formed and validly exists as a limited liability company under the Laws of the State of Delaware. Merger Sub has all power and authority to enter into this Agreement and all other documents to be executed and delivered in connection with the transactions that are the subject of this Agreement, and to perform its obligations in connection with the transactions that are the subject of this Agreement.

(b)       Authorization; No Contravention. The execution and delivery of this Agreement by Merger Sub and the performance of its obligations hereunder have been duly authorized by all requisite limited liability company action, and all necessary authorizations, consents, approvals, elections and waivers have been obtained as of the Closing Date. This Agreement constitutes the valid, legal and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with its terms, subject to bankruptcy and similar laws affecting the remedies or resources of creditors generally and principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of, or give any Person the right to exercise any remedy under, any contractual obligation, under: (i) any agreement, order or decree to which Merger Sub is a party or such Person is bound or to which any of such Person's assets are subject, (ii) the Organizational Documents of Merger Sub, or (iii) any law applicable to Merger Sub. Other than the filing of the Certificate of Merger in accordance with Section 2.02 hereof, no authorization, approvals or consents from, or registration, declaration or filings with, any lender, partner, member, stockholder, beneficiary, tenant, creditor, investor, Authority or other Person is required in order for

Merger Sub to execute and deliver this Agreement and consummate the transactions contemplated herein.

(c)       No Consents. Except for the filing of the articles of Certificate of Merger, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by Merger Sub in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a Merger Sub Material Adverse Effect.

ARTICLE V

INDEMNIFICATION

Section 5.01. Indemnification. Subject to the limitations provided below, from and after the Closing Date, the Indemnifying Party agrees to indemnify, defend and hold harmless each of the Indemnified Parties from and against all Losses that are incurred or suffered by any of them based upon, arising out of, in connection with or by reason of (i) the breach of any of the representations or warranties of such Indemnifying Party or (ii) any breach by such Indemnifying Party of its obligations under this Agreement; provided, however, that, in no event shall an Indemnifying Party be liable for any claim or claims made by an Indemnified Party for a breach of any representation, warranty, or covenant under this Agreement unless the aggregate of any Losses resulting therefrom is equal to or greater than $100,000; provided, further, however, that the maximum aggregate liability of such Indemnifying Party shall in no event exceed the lesser of: (x) an amount equal to the Merger Consideration received by such Indemnifying Party and (y) $100,000.

Section 5.02. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Article V shall be asserted and resolved as follows:

(a)       If an Indemnified Party intends to seek indemnification under this Article V, it shall promptly notify the Indemnifying Party in writing of such claim. The failure to provide such notice will not affect any rights hereunder except to the extent an Indemnifying Party is materially prejudiced thereby.

(b)       If such claim involves a claim by a third-party against the Indemnified Party, the Indemnifying Party shall, within ten days after receipt of such notice and upon notice to the Indemnified Party, assume, with counsel reasonably satisfactory to the Indemnified Party, at the sole cost and expense of the Indemnifying Party, the settlement or defense thereof (in which case any Loss associated therewith shall be the sole responsibility of the Indemnifying Party), provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by it. If the Indemnified Party determines in good faith that representation by the Indemnifying Party's counsel of (i) the Indemnifying Party and (ii) the Indemnified Party may present such counsel with a conflict of interest, then the Indemnifying Party shall pay the reasonable fees and expenses of the

Indemnified Party's counsel. Notwithstanding the foregoing, (i) the Indemnified Party may, at the sole cost and expense of the Indemnifying Party, at any time prior to the delivery of the notice referred to in the first sentence of this Section 5.02(b) by any Indemnifying Party, file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests, (ii) the Indemnified Party may take over the control of the defense or settlement of a third-party claim at any time if it irrevocably waives its right to indemnity under this Article V with respect to such claim and (iii) the Indemnifying Party may not, without the consent of the Indemnified Party, settle or compromise any action or consent to the entry of any judgment. So long as an Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without such Indemnifying Party's consent, such consent not to be unreasonably withheld. Notwithstanding the foregoing, if the compromise or settlement of a third-party claim could reasonably be expected to adversely affect the status of any subsidiary of the Combined Company electing to be treated as a real investment trust within the meaning of Section 856 of the Code, then the Combined Company shall make such decision to compromise or settle the third-party claim without the need to obtain the other party's consent. If the Indemnifying Party is not entitled to assume the defense of the claim pursuant to the foregoing provisions or is entitled but does not contest such claim in good faith (including if it does not notify the Indemnified Party of its assumption of the defense of such claim within the ten-day period set forth above), then the Indemnified Party may conduct and control, through counsel of its own choosing and at the expense of the Indemnifying Party, the settlement or defense thereof, and the Indemnifying Party shall cooperate with it in connection therewith. The failure of the Indemnified Party to participate in, conduct or control such defense shall not relieve the Indemnifying Party of any obligation it may have hereunder. Any defense costs required to be paid by the Indemnifying Party shall be paid as incurred, promptly against delivery of invoices therefor.

Section 5.03. Survival. This Article V shall survive the Closing or the termination of the parties' obligations to consummate the transactions contemplated by this Agreement. All representations and warranties contained in this Agreement shall survive the Closing for a period of six months and shall not be deemed to be merged into or waived by the instruments of the Closing.

Section 5.04. Waiver of Claims. Deliverance of the Merger Consideration provided in this Agreement shall serve to waive all claims against the Combined Company, the Manager and Merger Sub.

ARTICLE VI

MISCELLANEOUS

Section 6.01. Entire Agreement; No Amendment. This Agreement represents the entire agreement among each of the parties hereto with respect to the subject matter hereof. It is expressly understood that no representations, warranties, guarantees or other statements shall be valid or binding upon a party unless expressly set forth in this Agreement. It is further understood that any prior agreements or understandings between the parties with respect to the subject matter hereof have merged in this Agreement, which collectively fully express all agreements of the parties hereto as to the subject matter hereof and supersedes all such prior agreements and understandings. This Agreement may not be amended, modified or otherwise altered except by a written agreement signed by the party hereto against whom enforcement is sought.

Section 6.02. Certain Expenses. Each party hereto will pay all of its own expenses incurred in connection with this Agreement and the transactions contemplated hereby (whether or not the Closing shall take place), including, without limitation, all costs and expenses herein stated to be borne by such party and all of its respective accounting, legal, investigatory and appraisal fees.

Section 6.03. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered with proof of delivery thereof (any notice or communication so delivered being deemed to have been received at the time delivered), or sent by United States certified mail, return receipt requested, postage prepaid (any notice or communication so sent being deemed to have been received two Business Days after mailing in the United States), with failure or refusal to accept delivery to constitute delivery for all purposes of this Agreement, addressed to the respective parties as follows:

If to the Terra Fund, to the address listed on such Terra Fund's signature page to this Agreement.

If to the Combined Company or Merger Sub, to:

Terra Secured Income Fund 5, LLC

Attention: Gregory Pinkus

805 3rd Avenue

New York, NY 10022

with a copy to:

Jay L. Bernstein, Esq.

Clifford Chance US LLP

31 West 52nd Street

New York, New York 10019

Section 6.04. No Assignment. Except as provided in this Section below, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties.

Section 6.05. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 6.06. Multiple Counterparts. This Agreement may be executed in multiple counterparts. If so executed, all of such counterparts shall constitute but one agreement, and, in proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart. To facilitate execution of this Agreement, the parties may execute and exchange by facsimile or electronic mail PDF copies of counterparts of the signature pages.

Section 6.07. Further Assurances. From and after the date of this Agreement and after the Closing, the parties hereto shall take such further actions and execute and deliver such further documents and instruments as may be reasonably requested by the other parties and are reasonably necessary to provide to the respective parties hereto the benefits intended to be afforded hereby.

Section 6.08. Miscellaneous. The headings of the Articles and the Sections contained in this Agreement are for convenience only and shall not be taken into account in determining the meaning of any provision of this Agreement. If the last day for performance of any obligation hereunder is not a Business Day, then the deadline for such performance or the expiration of the applicable period or date shall be extended to the next Business Day. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. The Exhibit attached hereto is hereby incorporated herein and shall be deemed a part of this Agreement.

Section 6.09. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

Section 6.10. Attorneys' Fees. If this Agreement or the transactions contemplated herein give rise to a lawsuit, arbitration or other legal proceeding between the parties hereto, the prevailing party shall be entitled to recover its costs and reasonable attorney fees in addition to any other judgment of the court or arbitrator(s).

Section 6.11. Waiver of Jury Trial. To the fullest extent permitted by applicable law, the parties hereto waive trial by jury in any action, proceeding or counterclaim brought by any party(ies) against any other party(ies) on any matter arising out of or in any way connected with this Agreement or the relationship of the parties created hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TERRA SECURED INCOME FUND 5, LLC

By:	Terra Capital Advisors, LLC, its manager

By:	/s/ Bruce Batkin
Name: Bruce Batkin
Title: Chief Executive Officer

TERRA CAPITAL ADVISORS, LLC

By:	/s/ Bruce Batkin
Name: Bruce Batkin
Title: Chief Executive Officer

TERRA SECURED INCOME FUND MERGER SUB, LLC

By: Terra Secured Income Fund 5, LLC, its sole member

By:	Terra Capital Advisors, LLC, its manager

By:	/s/ Bruce Batkin
Name: Bruce Batkin
Title: Chief Executive Officer

TERRA SECURED INCOME FUND, LLC

By: Terra Capital Advisors, LLC, its manager

By:	/s/ Bruce Batkin
Name: Bruce Batkin
Title: Chief Executive Officer
	Address:	Terra Secured Income Fund, LLC
Attn: Gregory Pinkus
805 3rd Avenue
New York, NY, 10022

Signature Page to Merger Agreement for

Terra Secured Income Fund, LLC

EXHIBIT A

MERGER CONSIDERATION SCHEDULE

A.       The aggregate Exchange Value of the Terra Fund as of the Closing Date of the Merger is $20,345,310.40.

B.       The Exchange Value per Terra Fund Unit in the Merger is $31,797.

C.       The Merger Consideration will be paid to Terra Fund Unitholders through the issuance of Continuing Income Units, Termiantion Units or cash (at the Exchange Value per Terra Fund Unit) as provided in this Agreement.

D.       In accordance with Section 2.04 of this Agreement and the Merger Procedures, each Terra Fund Unit exchanged in the Merger, will entitle the holder thereof to receive 0.732 Continuing Income Units or one Termination Unit or $31,797 in cash.

E.       The following table sets forth number of Continuing Income Units, Termination Units and cash to be issued to Terra Fund Unitholders in exchange for their Terra Fund Units in the Merger, except that such number of Continuing Income Units and/or Termination Units shall be reduced in accordance with Section 2.04 of this Agreement and as otherwise explained on this Exhibit A in paragraphs F and G below:

Continuing Income Units to	Termination Units to be
be Issued	Issued	Cash
334.32	170.38	$405,414

F.       As provided in Section 2.04 of this Agreement, to the extent that any holder of any Terra Fund Unit(s) does not not comply with the Merger Procedures and is otherwise determined by the Manager to be ineligible to receive Continuing Income Units in the Merger, such holder shall be receive, in exchange for such holder's Terra Fund Units, cash in lieu of Continuing Income Units, and the number of Continuing Income Units to be issued in the Merger (as shown in the above Table) shall be correspondingly reduced.

G.       As further provided in Section 2.04 of this Agreement, to the extent that the Manager in its discretion determines that, in order for investments by Benefit Plan investors upon completion of the Merger and the concurrent private placement to comply with the 25% Test, cash, in lieu of Continuing Income Units or Termination Units, is to be issued to any holder of Terra Fund Unit(s) in the Merger, such holder shall be receive, in exchange for such holder's Terra Fund Units, cash in lieu of Continuing Income Units or Termination Units, and the number of Continuing Income Units or Termination Units, as the case may be, to be issued in the Merger (as shown in above Table) shall be correspondingly reduced.